UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 29, 2023

Infinite Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-21816	52-1490422
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 Sully’s Trail, Suite 202, Pittsford, New York	14534
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 385-0610

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 29, 2023, Infinite Group, Inc. (the “Company”), as seller, received a $1,330,463.78 as a purchase price (the “Purchase Price”) for the sale of the Company’s rights, title and interest per a Risk Participation of ERC Claim Agreement, dated March 27, 2023 (“Agreement”) by and between the Company and 1861 Acquisition LLC (the “Buyer,” together with the Company the “Parties”).

The Agreement transferred all of the Company’s rights to receive any and all payments, proceeds or distributions of any kind (without set-off, deduction or withholding of any kind), including interest, from the United States Internal Revenue Service (the “IRS”) in respect of the employee retention credits duly and timely claimed by Seller on account of qualified wages paid by Seller and identified as a “Claim for Refund” under Form 941-X Adjusted Employer’s Quarterly Federal Tax Return or Claim for Refund for the third (3rd) and fourth (4th) quarters of 2020, and the first (1st), second (2nd) and third (3rd) quarters of 2021 (the “Tax Refund Claim”) in the aggregate amount of $1,662,698.28 (“Transferred Interests”). Notwithstanding anything to the contrary contained in the Agreement, (i) the relationship between Company and Buyer under the Agreement with respect to the Transferred Interests is that of seller and purchaser, with the Company having irrevocably transferred to Buyer the right to receive from the Company 100% of the monies or property received by the Company with respect to the Tax Refund Claim in exchange for the Purchase Price, and (ii) the Agreement shall not constitute an assignment or transfer or agreement to assign or transfer all or any part of the Company’s legal title in and to the Tax Refund Claim.

The Company has advised Buyer of the existence of certain liens and/or outstanding balances in favor of certain lenders and/or taxing authorities, including but not limited to the IRS, which may be secured by the Tax Refund Claim. Without limiting the effectiveness of the sale, transfer, grant or conveyance of the interest in the Tax Refund Claim to Buyer provided for in the Agreement, Buyer shall not be required to pay one hundred twenty percent (120%) of the balances currently known to be owed by the Company to the IRS. The Buyer shall pay $82,829.76 as the holdback amount to the Company not later than five (5) business days of Buyer’s receipt of proof reasonably satisfactory to Buyer that all balances owed by the Company with the IRS have been satisfied.

In the event any of the Company’s representations and warranties set forth in the Agreement are untrue, including, without limitation, any representations with respect to the Transferred Interests, the Tax Refund Claim, the Claim Amount, or the filing of tax returns and payment of taxes by the Company, including without limitation as a result of all or any part of the Transferred Interests having been: (a) objected to by the IRS or otherwise asserted by the IRS to be, unenforceable or invalid, (b) impaired by the commencement by the IRS of any action or proceeding including, but not limited to any proceeding which seeks to reduce all or part of the Claim Amount, or (c) offset or setoff against unpaid taxes of the Company, disallowed, reduced, subordinated or otherwise impaired by action of the IRS, in whole or in part for any reason whatsoever (any such event, an “Impairment”), Buyer shall have the right to put all or a portion of the Transferred Interests back to the Company, whereupon the Company shall be obligated to pay Buyer a repurchase price within ten (10) business days after demand of Buyer (the “Payment Date”), equal to the portion of the Claim Amount subject to the Impairment multiplied by the purchase rate of 85%, plus interest thereon at ten per cent (10%) per annum from the date hereof to the date of payment, provided, however, that such a demand by Buyer shall not be deemed an election of remedies or any limitation on any other rights that Buyer may have hereunder or under applicable law.

The foregoing summary of the Agreement is qualified in its entirety by reference to the Agreement, which is attached as Exhibit 10.1 hereto.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 relating to the New Note and Agreement is incorporated by reference into this Item 2.03.

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Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Risk Participation of ERC Claim Agreement, dated March 27, 2023, by and between Infinite Group, Inc. and 1861 Acquisition LLC
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Infinite Group, Inc.

Date: April 4, 2023	By:	/s/ James Villa
James Villa
Chief Executive Officer

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